Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

June 2007 Performance Update

The Frontier Fund Supplement Dated June 29, 2007 to Prospectus Dated February 12, 2007

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, improves the overall performance of your investment portfolio, and enhances the power of your strategic asset allocation.

June performance for the various Series of The Frontier Fund is detailed below:

The Frontier Fund Class 2	June 2007	June 2007 YTD	NAV / Unit
Balanced Series-2	0.82%	3.87%	$118.67
Balanced Series-2a	0.78%	3.57%	$101.38
Campbell/Graham Series-2	5.11%	9.74%	$111.78
Currency Series-2	1.81%	5.65%	$114.35
Long/Short Commodity Series-2	-1.14%	1.06%	$104.02
Graham Series-2	4.39%	14.38%	$103.23
Winton Series-2	1.65%	2.21%	$109.17
Long Only Commodity Series-2	0.59%	2.94%	$99.99
Managed Futures Index Series-2	4.95%	1.68%	$100.08
Dunn Series-2 (Closed to Investors)	7.08%	1.84%	$83.78

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

1. The actual trading composite results of above Series’ advisor trading program(s) with pro forma expenses of The Frontier Fund applicable to the Series Units as set forth in the Break-even Analysis are contained in the Prospectus. The pro forma average annualized rate of return of the Series-2 Units will be commensurately higher than that of the Series-1 Units, to the extent that the Series-2 expenses are lower than the Series-1 expenses as set forth in the respective Break-even Table.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period

INCOME

Realized trading gain/(loss)	$3,152,125.05
Unrealized trading gain/(loss)	-2,506,594.27
Less: commissions	-55,668.97
Less: FCM fees	-19,961.80
Foreign currency gain/(loss)	6,720.25
Interest Income	104,285.29

Total Income	680905.55

EXPENSES

Management fees	18,955.61
Incentive fees	224,428.65

Total Expenses	243384.26

Net Income (Loss)	437521.29

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	433,655.53	$51,039,608.14	117.7

Current month additions	20,024.86	2,367,262.50
Current month redemptions	-7,128.38	-854,068.23

Net Income (loss) for current month		437521.29
Net Asset Value, end of current month	446552.0155	52990323.7	118.6655123

	Monthly rate of return		0.008203163

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Balanced Series 2

THE FRONTIER FUND BALANCED SERIES—2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$85,075.29
Unrealized trading gain/(loss)	-68,806.95
Less: commissions	-1,510.98
Less: FCM fees	-542.34
Foreign currency gain/(loss)	176.48
Interest Income	3,857.80

Total Income	18249.3

EXPENSES

Trading fees	1,339.73
Management fees	720.48
Incentive fees	5,880.05

Total Expenses	7940.26

Net Income (Loss)	10309.04

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	13,388.66	$1,346,820.28	100.59

Current month additions	485.81233	49,500.00
Current month redemptions	0	0

Net Income (loss) for current month		10309.04
Net Asset Value, end of current month	13874.47504	1406629.32	101.3825255

	Monthly rate of return		0.007878771

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Balanced Series 2a

THE FRONTIER FUND CAMPBELL/GRAHAM SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$894,170.60
Unrealized trading gain/(loss)	-474,727.97
Less: commissions	-4,190.29
Less: FCM fees	-3,632.80
Foreign currency gain/(loss)	479.34
Interest Income	15,906.82

Total Income	428005.7

EXPENSES

Management Fees	14,652.29
Incentive fees	61,222.98

Total Expenses	75875.27

Net Income (Loss)	352130.43

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	71,783.10	$7,634,074.16	106.35

Current month additions	1,604.71	174,683.00
Current month redemptions	-20,378.43	-2,235,559.24

Net Income (loss) for current month		352130.43
Net Asset Value, end of current month	53009.37872	5925328.35	111.7788681

	Monthly rate of return		0.051047184

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Campbell/Graham Series 2

THE FRONTIER FUND CURRENCY SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$162,908.40
Unrealized trading gain/(loss)	-30,594.48
Net change in inter-series payables	-126,428.34
Less: FCM fees	-3,534.16
Interest Income	15,713.39

Total Income	18064.81

EXPENSES

Management fees	3,661.86
Incentive fees	0

Total Expenses	3661.86

Net Income (Loss)	14402.95

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	2,583.00	$290,109.21	112.31

Current month additions	8,912.84	1,010,000.00
Current month redemptions	0	0

Net Income (loss) for current month		14402.95
Net Asset Value, end of current month	11495.84109	1314512.16	114.3467581

	Monthly rate of return		0.018135144

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(2,218.49)
Unrealized trading gain/(loss)	-19,062.42
Less: commissions	-2,818.75
Less: FCM fees	-1,036.11
Foreign currency gain/(loss)	0
Interest Income	7,699.69

Total Income	-17436.08

EXPENSES

Management fees	6,987.60
Incentive fees	6,044.08

Total Expenses	13031.68

Net Income (Loss)	-30467.76

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	24,923.26	$2,622,490.34	105.22

Current month additions	2,235.25	233,083.00
Current month redemptions	0	0

Net Income (loss) for current month		-30467.76
Net Asset Value, end of current month	27158.50951	2825105.58	104.0228507

	Monthly rate of return		-0.011377583

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Long/Short Commodity Series 2

THE FRONTIER FUND GRAHAM SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$362,339.08
Unrealized trading gain/(loss)	-229,507.03
Less: commissions	-1,386.35
Less: FCM fees	-851.13
Foreign currency gain/(loss)	144.35
Interest Income	4,418.16

Total Income	135157.08

EXPENSES

Management fees	18,360.35
Incentive fees	27,321.23

Total Expenses	45681.58

Net Income (Loss)	89475.5

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	21,028.75	$2,079,586.30	98.89

Current month additions	0	0
Current month redemptions	-3,892.07	-400,000.00

Net Income (loss) for current month		89475.5
Net Asset Value, end of current month	17136.68801	1769061.8	103.2324215

	Monthly rate of return		0.043911634

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Graham Series 2

THE FRONTIER FUND WINTON SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$656,197.71
Unrealized trading gain/(loss)	-473,593.04
Less: commissions	-5,447.70
Less: FCM fees	-3,528.46
Foreign currency gain/(loss)	-456.75
Interest Income	19,553.61

Total Income	192725.37

EXPENSES

Management fees	14,122.47
Incentive fees	26,493.20

Total Expenses	40615.67

Net Income (Loss)	152109.7

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	83,150.36	$8,929,774.90	$107.39

Current month additions	3,667.82	396,060.10
Current month redemptions	0	0

Net Income (loss) for current month		152109.7
Net Asset Value, end of current month	86818.18042	9477944.7	109.1700454

	Monthly rate of return		0.016575523

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$23,170.49
Unrealized trading gain/(loss)	0
Net change in inter-series payables	-32,454.42
Less: commissions	0
Less: FCM fees	-1,767.97
Foreign currency gain/(loss)	0
Interest Income	16,575.54

Total Income	5523.64

EXPENSES

Management fees	4,189.55
Incentive fees	0

Total Expenses	4189.55

Net Income (Loss)	1334.09

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	2,185.77	$217,269.10	99.4

Current month additions	26.22778	2,630.13
Current month redemptions	-147.56151	-14,818.35

Net Income (loss) for current month		1334.09
Net Asset Value, end of current month	2064.43138	206414.97	99.98635556

	Monthly rate of return		0.005898949

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jun-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$5,565.02
Unrealized trading gain/(loss)	-1,696.46
Less: commissions	-56.86
Less: FCM fees	-9.05
Foreign currency gain/(loss)	-0.16
Interest Income	273.5

Total Income	4075.99

EXPENSES
Management fees	37.21
Incentive fees	0

Total Expenses	37.21

Net Income (Loss)	4038.78

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	855.26696	$81,552.57	95.35

Current month additions	0	0
Current month redemptions	0	0

Net Income (loss) for current month		4038.78
Net Asset Value, end of current month	855.26696	85591.35	100.0755951

	Monthly rate of return		0.049560515

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund—Managed Futures Index Series 2